Exhibit (d)(viii)(c)

SA FUNDS - INVESTMENT TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT made as of the 6th day of November, 2023, by and among SA FUNDS - INVESTMENT TRUST (the “Trust”), BUCKINGHAM STRATEGIC PARTNERS, LLC (the “Adviser”), and DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership and registered investment adviser (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory and Administrative Services Agreement as of the 6th day of November, 2023 with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust's Board of Trustees and the Adviser desire to retain the Sub-Adviser to furnish investment advisory services to the investment portfolios of the Trust listed on Schedule A hereto, as may be amended from time to time (each a “Fund” and collectively the “Funds”), and the Sub-Adviser has agreed to act in such capacity;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.             Appointment. The Adviser hereby appoints the Sub-Adviser to provide sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set'forth for the compensation herein provided.

2.             Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following:

(a)       the Trust's Declaration of Trust and all amendments thereto or restatements thereof (such Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)       the Trust's By-Laws and all amendments thereto;

(c)       resolutions of the Trust's Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement;

(d)       the Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”) on January 11, 1999 and all amendments thereto;

(e)       the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 33-70423) and under the 1940 Act (File No. 811-09195) as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Funds; and

(f)       the Trust's most recent prospectus and Statement of Additional Information (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively called the “Prospectus”).

The Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3.             Management. Subject always to the supervision of the Trust's Board of Trustees and the Adviser, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Funds and place all orders for the purchase and sale of securities, all on behalf of the Funds. In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to the Funds and will monitor the Funds' investments (and to the extent the Prospectus permits or directs investments in another open-end investment company advised by the Sub-Adviser, monitor such investments), and will comply with the provisions of the Trust's Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Funds as contained in the Prospectus. The Sub-Adviser and the Adviser will make their officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. The Sub-Adviser will report to the Trust's Board of Trustees and the Adviser with respect to the implementation of such program.

The Sub-Adviser further agrees that it:

(a)       will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)       will conform with all applicable U.S. rules and regulations pertaining to its investment advisory activities;

(c)       will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer. The Sub-Adviser will place orders for the purchase or sale of securities with a view to receiving the best price and execution for such purchase or sale. Where the Sub-Adviser places orders for the purchase or sale of securities for the Funds, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has been or will be furnishing research or other information or services which assist the Sub-Adviser’s performance of its investment decision-making responsibilities generally, provided that the commission cost is reasonable in relation to the brokerage and research services provided. Compensation received by the Sub-Adviser pursuant to this Agreement shall not be reduced by any benefits received by the Sub-Adviser pursuant to this section. The Sub-Adviser may direct brokerage to whomever it deems appropriate consistent with the foregoing. In no instance will portfolio securities be purchased from or sold to the Adviser or any of its affiliated brokers or dealers, the Sub-Adviser or any affiliated person of either the Trust, the Adviser or the Sub-Adviser, except as may be permitted under the 1940 Act;

(d)       will report regularly to the Adviser and to the Trust's Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Trust's Board of Trustees on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategy of the Funds, the performance of the Funds in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser (including, without limitation, with respect to benefits obtained from brokerage);

(e)       will maintain books and records with respect to the Trust's securities transactions and will furnish the Adviser and the Trust's Board of Trustees such periodic and/or special reports as the Adviser or the Trust's Board of Trustees may request;

(f)       will act upon instructions from the Adviser not inconsistent with its fiduciary duties hereunder;

(g)       will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust;

(h)       will receive the research and recommendations of the Adviser with respect to the investment and reinvestment of the assets of the Funds; and

(i)       will vote proxies received by the Sub-Adviser in connection with securities held by the Funds consistent with its fiduciary duties hereunder.

The Trust and the Adviser agree that the Sub-Adviser shall not advise or act for the Trust or the Adviser in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held by the Funds or the issuers of such securities.

4.             The Adviser's Duties. The Adviser shall continue to have responsibility for all other services to be provided to the Funds pursuant to its Investment Advisory and Administrative Services Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement. The Adviser shall also retain direct portfolio management responsibility with respect to any assets of a Fund that are not allocated by the Adviser to the portfolio management of the Sub-Adviser.

5.             References to the Sub-Adviser. During the term of this Agreement, the Adviser agrees to furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to sales personnel, shareholders of the Funds or the public, which refer to the Sub-Adviser or its clients in any way, prior to use thereof and not to use such material if the Sub-Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to the Sub-Adviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery, attn: Legal Department.

6.             Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's. request. The Sub-Adviser further agrees to maintain the records required to be maintained by subsections (b)(1), (b)(5), (b)(9), (b)(10), (b)(11), (e) and (f) of Rule 31a- l under the 1940 Act and preserve them for the periods prescribed by Rule 31a-2 under the 1940 Act.

7.             Expenses. During the term of this Agréement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, custodial fees and expenses and stamp duties, if any) purchased for the Funds.

8.             Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub- advisory fee, accrued daily and payable monthly, in accordance with Schedule A hereto.

9.             Services to Others. The Adviser understands, and has advised the Trust's Board of Trustees, that the Sub-Adviser now acts, and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies. The Adviser has no objection to the Sub-Adviser’s acts in such capacities, provided that whenever one or more of the Funds and one or more other investment companies or accounts advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a manner believed by the Sub-Adviser to be equitable consistent with its fiduciary obligations to the Funds and such other investment entities. The Adviser recognizes, and has advised the Trust's Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the participating Fund(s) may obtain in a particular security. In addition, the Adviser understands, and has advised the Trust's Board of Trustees, that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10.           Client Suitability. The Adviser understands and agrees that the Sub-Adviser, as part of its duties hereunder, is not responsible for determining whether or not any of the Funds are suitable and appropriate investments for the clients who invest in such Funds.

11.           Limitation of Liability. The Adviser will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of the Sub-Adviser’s duties under this Agreement, except a loss resulting from the Sub-

Adviser's willful misfeasance, bad faith, or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

12.           Indemnification. The Adviser and the Sub-Adviser each agree to indemnify the other against any claim against, loss or liability to such other party (including reasonable attorneys fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith, or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

13.           Duration and Termination. This Agreement shall become effective as to each Fund as of the date set forth opposite the Fund's name on Schedule A hereto, provided that this Agreement has been approved by (i) the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Fund. This Agreement shall remain in effect with respect to a Fund for a period of two (2) years from its effective date, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect with respect to a Fund thereafter for successive periods of twelve (12) months so long as such continuation is specifically approved at least annually by (a) the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trust's Board of Trustees or (ii) the vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Trust's Board of Trustees, by the vote of a majority of the outstanding voting securities of the Trust or, with respect to any one or more of the Funds, by the vote of a majority of the outstanding voting securities of such Fund or Funds, upon sixty (60) days' prior written notice to the other parties, or by the Adviser or the Sub-Adviser, as to all Funds, (i) upon one (1) year's prior written notice to the Trust and the other party, (ii) if either the Adviser or the Sub-Adviser shall materially breach this Agreement and such breach shall remain uncured for a period of sixty (60) days, the non-breaching party may terminate this Agreement upon expiration of the sixty-day period, or (iii) in the event that the Trust terminates this Agreement with respect to either the Adviser or the Sub-Adviser, the non-terminated party may terminate this Agreement concurrent with the Fund's termination.

This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms in the 1940 Act.)

14.           Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is in writing executed by each party hereto and, to the extent required by the 1940 Act or the rules or regulations thereunder (unless an exemptive or other relief granted by the Securities and Exchange Commission or its staff apply), approved by (i) the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Fund or Funds affected by the amendment.

15.           Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the investment and management of the funds, and hereby supersedes any prior agreement by the parties hereto, including without limitation, the Investment Sub-Advisory Agreement, executed as of November 30, 2018, as amended.

16.           Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SA FUNDS - INVESTMENT TRUST

By:	/s/
Name:
Title:

DIMENSIONAL FUND ADVISORS LP

By:	Dimensional Holdings Inc., general partner

By:	/s/ Carolyn O
Name:	Carolyn O
Title:	Vice President

BUCKINGHAM STRATEGIC PARTNERS, LLC

By:	/s/
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written

SA FUNDS - INVESTMENT TRUST

By:	/s/ Jonathan Scheid
Name:	Jonathan Scheid
Title:	President & CEO

DIMENSIONAL FUND ADVISORS LP

By:	Dimensional Holdings Inc., general partner

By:	/s/
Name:
Title:

BUCKINGHAM STRATEGIC PARTNERS, LLC

By:	/s/ Jonathan Scheid
Name:	Jonathan Scheid
Title:	President

SCHEDULE A

Fund	Effective Date	Fee
SA U.S. Fixed Income Fund	November 6th, 2023	3 basis points annually
SA Global Fixed Income Fund	November 6th, 2023	3 basis points annually
SA U.S. Core Market Fund	November 6th, 2023	3 basis points annually*
SA U.S. Value Fund	November 6th, 2023	10 basis points annually
SA U.S. Small Company Fund	November 6th, 2023	20 basis points annually
SA International Value Fund	November 6th, 2023	20 basis points annually
SA International Small Company Fund	November 6th, 2023	0 basis points annually
SA Emerging Markets Value Fund	November 6th, 2023	36 basis points annually
SA Real Estate Securities Fund	November 6th, 2023	10 basis points annually
*	Sub-Adviser shall not receive any sub-advisory fee for its sub-advisory services to the SA U.S. Core Market Fund with respect to any assets of the SA U.S. Core Market Fund invested in the U.S. Micro Cap Portfolio of DFA Investment Dimensions Group Inc.